AUTODESK, INC. (ADSK)
THIRD QUARTER FISCAL 2018 EARNINGS ANNOUNCEMENT
NOVEMBER 28, 2017
PREPARED REMARKS

Autodesk posts its prepared remarks and press release to its IR website to provide shareholders and analysts with additional detail to analyze results prior to its quarterly conference call. The call begins today, November 28, 2017 at 2:00 p.m. PT (5:00 p.m. ET) and will include only brief comments followed by Q&A.

To access the broadcast of the Q&A session, visit the IR section of our website at www.autodesk.com/investor. A reconciliation of GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Business Model Transition
Autodesk is undergoing a business model transition in which it has discontinued most new perpetual license sales in favor of subscriptions and flexible license arrangements. As part of this transition, Autodesk discontinued new maintenance agreement sales for most individual products at the end of the fourth quarter of fiscal 2016 and for suites at the end of the second quarter of fiscal 2017. During the transition, revenue, margins, EPS, deferred revenue and cash flow from operations will be impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. The company has introduced new metrics to help investors understand its financial performance during and after the transition, as shown below.

Third Quarter Fiscal 2018 Overview (1)

(in millions)	3Q 2018	YoY %	YoY CC %		Management Comments
Subscription plan ARR	$924	106%	108%		Driven by growth in all subscription plan types, led by product subscriptions.
Maintenance plan ARR	$978	(10)%	(10	) %	Driven by the migration of maintenance plan subscriptions to product subscriptions.
Total ARR	$1,902	24%	25%

	3Q 2018	QoQ Change	Management Comments
Subscription plan subscriptions	1,896,000	307,000	Driven by growth in all subscription plan types, led by new product subscriptions and migration from maintenance plan subscriptions.
Maintenance plan subscriptions	1,693,000	(161,000)	Driven by the migration to product subscriptions.
Total subscriptions	3,589,000	146,000

(in millions)	3Q 2018	YoY %	YoY CC %	Management Comments
Deferred revenue	$1,764	15%	N/A	Driven by subscription plan billings over the past four quarters.
Revenue	$515	5%	6%	Driven by growth in subscription plan revenue, led by product subscription revenue.
GAAP spend	$615	1%	flat	Driven by higher operating expenses and currency impacts, partially offset by lower costs of revenue.
Non-GAAP spend	$542	2%	1%	Driven by higher operating costs, currency impacts and higher costs of revenue.
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(1) For definitions, please view the Glossary of Terms later in this document.

Annualized Recurring Revenue (ARR) Review

(in millions) (1) (2)	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018
Subscription plan ARR	$448	$571	$692	$784	$924
Maintenance plan ARR	1,088	1,068	1,052	1,046	978
Total ARR	$1,536	$1,639	$1,744	$1,830	$1,902

Recurring revenue	$384	$410	$436	$457	$476
Recurring revenue as a percentage of total revenue	78%	86%	90%	91%	92%
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(1) Totals may not agree with the sum of the components due to rounding.
(2) For definitions, please view the Glossary of Terms later in this document.

Subscription plan ARR was $924 million and increased 106 percent compared to the third quarter last year as reported, and 108 percent on a constant currency basis. Subscription plan ARR includes $70 million related to the maintenance-to-subscription program. Year-over-year growth in subscription plan ARR was primarily driven by growth in all subscription plan types, led by product subscription, including the maintenance-to-subscription program. On a sequential basis, subscription plan ARR increased 18 percent as reported, and on a constant currency basis.  Sequential growth in subscription plan ARR was primarily driven by the maintenance-to-subscription program.

Maintenance plan ARR was $978 million and decreased 10 percent compared to the third quarter last year as reported, and on a constant currency basis. On a sequential basis, maintenance plan ARR decreased 7 percent as reported, and 6 percent on a constant currency basis. Both the year-over-year and sequential decline in maintenance plan ARR was primarily driven by the migration of maintenance plan subscriptions to product subscriptions.

Total ARR for the third quarter increased 24 percent to $1.90 billion compared to the third quarter last year as reported, and 25 percent on a constant currency basis. On a sequential basis, total ARR increased 4 percent as reported, and on a constant currency basis. Both year-over-year and sequential growth in total ARR was driven by growth in all subscription plan types, led by product subscription, partially offset by a decrease in maintenance plan ARR.

Recurring revenue was 92 percent of total revenue compared to 78 percent of total revenue in the third quarter last year.

Subscription Review

(in thousands) (1) (2)	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018
Subscription plan subscriptions	859	1,087	1,320	1,589	1,896
Maintenance plan subscriptions	2,089	2,018	1,971	1,854	1,693
Total subscriptions	2,948	3,105	3,291	3,443	3,589
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(1) Prior periods have been adjusted to conform with the current presentation.
(2) For definitions, please view the Glossary of Terms later in this document.

Subscription plan subscriptions were 1.90 million, a net increase of 307,000 from the second quarter of this year. Growth in subscription plan subscriptions was driven by growth in all subscription plan types, led by product subscription. Subscription plan subscriptions benefited from 110,000 maintenance subscribers that converted to product subscription under the maintenance-to-subscription program, as well as a promotion aimed at converting legacy non-subscribers, which added approximately 26,000 product subscriptions. Note: Total subscription plan subscriptions surpassed total maintenance plan subscriptions for the first time.

Maintenance plan subscriptions were 1.69 million, a net decrease of approximately 161,000 from the second quarter of this year. Maintenance plan subscriptions decreased primarily as a result of the maintenance-to-subscription program in which 110,000 maintenance subscriptions converted to product subscription. The net decrease was expected and we will continue to see ongoing declines in maintenance plan subscriptions going forward. The rate of decline will vary based on the number of subscriptions that come up for renewal, the renewal rate, and our ability to incentivize customers to switch over to subscription plan offerings.

Total subscriptions were 3.59 million, a net increase of approximately 146,000 from the second quarter of this year.

Annualized Revenue Per Subscription (ARPS) Review

(1)	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018
Subscription plan ARPS	$521	$526	$524	$493	$487
Maintenance plan ARPS	521	529	534	564	577
Total ARPS	$521	$528	$530	$531	$530
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(1) For definitions, please view the Glossary of Terms later in this document.

Our ARPS is currently, and will be on a go-forward basis, affected by various factors including subscription term-length, migration from maintenance plan subscriptions, geography and product mix, promotions, sales linearity within a quarter, pricing changes, and foreign currency. We expect to see ARPS fluctuate up or down on a quarterly basis. As we progress on our business model transition, we expect all of the impacts of these factors to start to stabilize.

Subscription plan ARPS was $487 and decreased $34 compared to the third quarter last year. On a sequential basis, subscription plan ARPS decreased $6. Both the year-over-year and the sequential decline in subscription plan ARPS is primarily driven by declines in cloud and EBA subscription ARPS, partially offset by growth in product subscription ARPS. When adjusted for the impact of the maintenance-to-subscription program, subscription plan ARPS would have been $496.

Maintenance plan ARPS was $577 and increased $56 compared to the third quarter last year. Maintenance plan ARPS increased $13 on a sequential basis. Both the year-over-year and the sequential change to maintenance plan ARPS was primarily driven by the maintenance-to-subscription program. When adjusted for the impact of the maintenance-to-subscription program, maintenance plan ARPS would have been $561.

Total ARPS was $530 an increase of $9 compared to the third quarter last year primarily driven by growth in maintenance plan ARPS, partially offset by a decrease in cloud and EBA subscription ARPS. Total ARPS decreased $1 on a sequential basis primarily driven by a decline in cloud and EBA subscription ARPS, partially offset by growth in maintenance plan and product subscription ARPS.

Revenue Review

(in millions) (1) (2)	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018
Subscription revenue	$112	$143	$173	$196	$231
Maintenance revenue	273	268	264	262	244
License and other revenue	104	67	49	44	40
Total net revenue	$490	$479	$486	$502	$515

Direct Revenue	29%	32%	30%	29%	30%
Indirect Revenue	71%	68%	70%	71%	70%
___________
(1) Totals may not agree with the sum of the components due to rounding.
(2) For definitions, please view the Glossary of Terms later in this document.

Subscription revenue for the third quarter was $231 million, a 106 percent increase compared to the third quarter last year as reported, and 107 percent on a constant currency basis, primarily related to growth in subscription plan revenue, led by product subscription revenue.

Maintenance revenue for the third quarter was $244 million, an 11 percent decrease compared to the third quarter last year as reported, and 10 percent on a constant currency basis, primarily related to migration of maintenance plan subscriptions to subscription plan.

License and other revenue for the third quarter was $40 million, a 62 percent decrease compared to the third quarter last year as reported, and on a constant currency basis, primarily related to the end of sale of perpetual suite licenses in fiscal 2017. Third quarter fiscal 2017 license and other revenue contained $38 million in license revenue backlog, which was generated at the end of the second quarter of fiscal 2017.

Total net revenue for the third quarter was $515 million, a 5 percent increase compared to the third quarter last year as reported, and 6 percent on a constant currency basis.

Revenue by Geography

(in millions) (1)	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018
Americas	$213	$211	$210	$214	$215
EMEA	$191	$186	$190	$199	$205
Asia Pacific	$85	$82	$86	$89	$95

Emerging Economies	$57	$53	$51	$54	$58
Emerging as a percentage of Total Revenue	12%	11%	10%	11%	11%
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(1) Totals may not agree with the sum of the components due to rounding.

Revenue in the Americas was $215 million, an increase of 1 percent compared to the third quarter last year as reported.

Revenue in EMEA was $205 million, an increase of 8 percent compared to the third quarter last year as reported, and 10 percent on a constant currency basis.

Revenue in APAC was $95 million, an increase of 12 percent compared to the third quarter last year as reported, and 10 percent on a constant currency basis.

Revenue from emerging economies was $58 million, an increase of 2 percent compared to the third quarter last year as reported, and 3 percent on a constant currency basis. As a matter of reference, none of the individual BRIC countries currently represent more than 3 percent of total revenue.

Revenue by Product Family

(in millions) (1)	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018
Architecture, Engineering and Construction (AEC)	$212	$197	$205	$209	$215
Manufacturing	$147	$144	$142	$147	$147
AutoCAD and AutoCAD LT	$80	$88	$92	$97	$103
Media and Entertainment (M&E)	$34	$35	$37	$38	$38
Other	$16	$15	$11	$12	$13
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(1)	Due to rounding, the sum of the components may not agree to total revenue.

Revenue from our AEC product family was $215 million, an increase of 1 percent compared to the third quarter last year.

Revenue from our Manufacturing product family was $147 million, flat compared to the third quarter last year.

Combined revenue from AutoCAD and AutoCAD LT was $103 million, an increase of 28 percent compared to the third quarter last year.

Revenue from our M&E product family was $38 million, an increase of 10 percent compared to the third quarter last year.

Foreign Currency Impact

(in millions)	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018
Year-on-Year FX Impact on Total ARR	$(52)	$(33)	$(20)	$(18)	$(11)

Year-on-Year FX Impact on Total Revenue	$(17)	$(11)	$(6)	$(5)	$(3)
Year-on-Year FX Benefit (Impact) on Cost of Revenue and Operating Expenses	7	9	4	4	(3)
Year-on-Year FX Impact on Operating Income	$(10)	$(2)	$(2)	$(1)	$(6)

The year-on-year foreign currency impact represents the U.S. Dollar impact of changes in foreign currency exchange rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the third quarter of last year, the impact of foreign currency exchange rates and hedging was $11 million unfavorable on total ARR. Compared to the second quarter of this year, the impact of foreign currency exchange rates and hedging was $3 million unfavorable on total ARR.

Compared to the third quarter of last year, the impact of foreign currency exchange rates, including the impact of our hedging program, was $3 million unfavorable on both revenue and cost of revenue and operating expenses.

Balance Sheet Items and Cash Review

(in millions)	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018
Cash Flow from Operating Activities	$8	$16	$45	$(73)	$(51)
Capital Expenditures	$23	$11	$9	$18	$13
Depreciation, Amortization and Accretion	$34	$35	$28	$28	$25
Total Cash and Marketable Securities	$2,424	$2,206	$2,076	$1,944	$1,718
Deferred Revenue	$1,533	$1,788	$1,802	$1,776	$1,764

Cash flow from operating activities during the third quarter was $(51) million, a decrease of $59 million compared to the third quarter last year. The year-over-year decrease is primarily related to a decrease in cash collections from billings in the previous quarter as well as changes in billings linearity.

Total cash and investments at the end of the third quarter was approximately $1.72 billion. Total debt at the end of the third quarter was $1.59 billion.

During the third quarter, Autodesk used $117 million to repurchase approximately 1.0 million shares of common stock at an average repurchase price of $112.97 per share. Through this stock repurchase program, Autodesk remains committed to managing dilution and reducing shares outstanding over time.

Deferred revenue was $1.76 billion, an increase of 15% compared to the third quarter last year.  The increase is primarily related to the increase in subscription plan billings over the past four quarters driven by the business model transition.

Unbilled deferred revenue at the end of the second quarter was $148 million, an increase of $85 million compared to the second quarter of fiscal 2018. The increase is related primarily to an increase in annual billing terms for multi-year EBA contracts. We define unbilled deferred revenue as contractually stated or committed orders under multi-year billing plans for subscription, services, license and maintenance for which the associated revenue has not been recognized and the customer has not been invoiced. Unbilled deferred revenue is not included on our Condensed Consolidated Balance Sheet until invoiced to the customer.

Margins and EPS Review(1)

	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018
Gross Margin
Gross Margin - GAAP	83%	83%	84%	85%	85%
Gross Margin - Non-GAAP	86%	85%	86%	87%	86%

Operating Expenses (in millions)
Operating Expenses - GAAP	$528	$563	$527	$535	$538
Operating Expenses - Non-GAAP	$465	$489	$456	$464	$472

Total Spend (in millions)
Total Spend - GAAP	$610	$646	$605	$609	$615
Total Spend - Non-GAAP	$533	$560	$525	$531	$542

Operating Margin
Operating Margin - GAAP	(24)%	(35)%	(25)%	(21)%	(19)%
Operating Margin - Non-GAAP	(9)%	(17)%	(8)%	(6)%	(5)%

Earnings Per Share
Basic Net Loss Per Share - GAAP	$(0.64)	$(0.78)	$(0.59)	$(0.66)	$(0.55)
Basic Net Loss Income Per Share - Non-GAAP	$(0.18)	$(0.28)	$(0.16)	$(0.11)	$(0.12)

Diluted Net Loss Per Share - GAAP	$(0.64)	$(0.78)	$(0.59)	$(0.66)	$(0.55)
Diluted Net Loss Income Per Share - Non-GAAP	$(0.18)	$(0.28)	$(0.16)	$(0.11)	$(0.12)

Weighted Average Shares
GAAP and Non-GAAP Basic Net Loss Share Count	222.3	221.1	219.9	219.5	219.6

GAAP Diluted Net Loss Share Count	222.3	221.1	219.9	219.5	219.6
Non-GAAP Diluted Net Loss Share Count	222.3	221.1	219.9	219.5	219.6
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(1) A reconciliation of GAAP and non-GAAP results is provided in the tables following the company's earnings release.

GAAP gross margin in the third quarter was 85 percent, compared to 83 percent in the third quarter last year. The increase is primarily related to the increase in revenue. Non-GAAP gross margin in the third quarter was 86 percent, consistent with the third quarter last year.

GAAP operating expenses increased 2 percent year-over-year. Non-GAAP operating expenses increased 2 percent year-over-year. Growth in both GAAP and non-GAAP operating expenses was primarily driven by employee-related costs.

Total GAAP spend (cost of revenue plus operating expenses) was $615 million, an increase of 1 percent compared to the third quarter last year, and flat on a constant currency basis. Total non-GAAP spend was $542 million, an increase of 2 percent compared to the third quarter last year, and 1 percent on a constant currency basis. The changes in GAAP total spend were primarily related to higher operating expenses noted above partially offset by lower costs of revenue. The changes in non-GAAP total spend were primarily related to higher operating expenses noted above and higher costs of revenue.

GAAP operating margin was (19) percent compared to (24) percent in the third quarter last year. The changes in GAAP operating margin were primarily related to the increase in revenue.

Non-GAAP operating margin was (5) percent compared to (9) percent in the third quarter last year. The changes in non-GAAP operating margin were primarily related to the increase in revenue.

The third quarter GAAP effective tax rate was 8 percent. The third quarter non-GAAP effective tax rate was 26 percent. Note: At this stage of the business model transition, small shifts in geographic profitability significantly impact the GAAP effective tax rate.

GAAP diluted net loss per share for the third quarter was $(0.55) and non-GAAP diluted net loss per share for the third quarter was $(0.12).

Restructuring
Autodesk today announced a restructuring plan to focus on the company's strategic priorities of completing the subscription transition; digitizing the company; and re-imagining manufacturing, construction, and production. Through the restructuring, Autodesk seeks to streamline the organization and re-balance resources to better align with the company’s priorities. By realigning its investments, Autodesk is positioning itself to meet its long-term goals, including keeping non-GAAP spend flat in fiscal 2019.

Autodesk plans to reduce staffing levels in the near-term by approximately 13%, or approximately 1,150 positions, and to consolidate certain leased facilities.  The company anticipates taking a pre-tax restructuring charge in the range of $135 million to $149 million. Approximately $91 million to $100 million in pre-tax charges will be taken in the fourth quarter of fiscal 2018. The remaining charge will be taken in fiscal 2019.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the fourth quarter and full year fiscal 2018 assumes, among other things, a continuation of the current economic environment and foreign currency exchange rate environment. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2018 is provided below or in the tables following these prepared remarks.

Fourth Quarter Fiscal 2018

Q4 FY18 Guidance Metrics	Q4 FY18 (ending January 31, 2018)
Revenue (in millions)	$537 - $547
EPS GAAP	($1.18) - ($1.11)
EPS non-GAAP (1)	($0.14) - ($0.10)
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(1) Non-GAAP earnings per diluted share excludes $0.43 related to restructuring and other facility exit costs, $0.29 related to stock-based compensation expense, between $0.28 and $0.25 related to GAAP-only tax charges, and $0.04 for the amortization of acquisition-related intangibles.

Full Year Fiscal 2018

FY18 Guidance Metrics	FY18 (ending January 31, 2018)
Revenue (in millions) (1)	$2,040 - $2,050
GAAP spend growth (cost of revenue plus operating expenses)	Approx. +1%
Non-GAAP spend growth (cost of revenue plus operating expenses) (2)	Approx. flat
EPS GAAP	($2.98) - ($2.93)
EPS non-GAAP (3)	($0.53) - ($0.49)
Net subscription additions	625k - 650k
Total ARR	24% - 26%
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(1) Excluding the impact of foreign currency exchange rates and hedge gains/losses, revenue guidance would be $2.045 - $2.055 billion.
(2) Non-GAAP spend excludes $248 million related to stock-based compensation expense, $96 million related to restructuring and other facility exit costs, $36 million for the amortization of acquisition-related intangibles, and $22 million related to CEO transition costs.
(3) Non-GAAP earnings per diluted share excludes $1.13 related to stock-based compensation expense, between $0.57 and $0.56 related to GAAP-only tax charges, $0.44 related to restructuring and other facility exit costs, $0.17 for the amortization of acquisition-related intangibles, $0.10 related to CEO transition costs, and $0.04 related to losses on strategic investments and dispositions.

The fourth quarter and full year fiscal 2018 outlook assume a projected annual effective tax rate of (15) percent and 26 percent for GAAP and non-GAAP results, respectively. Assumptions for the annual effective tax rate are regularly evaluated and may change based on the projected geographic mix of earnings. At this stage of the business model transition, small shifts in geographic profitability significantly impact the annual effective tax rate.

The majority of the euro, yen and Australian dollar denominated billings for our fourth quarter fiscal 2018 have been hedged. This hedging, along with deferred revenue locked-in through prior period billings hedges, will materially reduce the impact of currency fluctuations on our fourth quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses as noted below. We hedge our net cash flow exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated billings for the remainder of fiscal 2018 and through the third quarter of fiscal 2019 have been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign currency exchange rate volatility, we provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency hedging for speculative purposes. The purpose of our hedging program is to reduce risk to foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•
We designate cash flow hedges for deferred and non-deferred billings separately, and reflect associated gains and losses on hedging contracts in our earnings when respective revenue is recognized in earnings.

•
On a monthly basis, to mitigate foreign currency exchange rate gains/losses, we hedge net monetary assets and liabilities recorded in non-functional currencies on the books of certain USD functional entities where these exposures are purposefully concentrated.

•	From time to time, we hedge strategic exposures which may be related to acquisitions. Such hedges may not qualify for hedge accounting and are marked-to-market and reflected in earnings immediately.

•	The major currencies in our hedging program include the euro, yen, Swiss franc, British pound, Canadian dollar, and Australian dollar. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (see table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance plan ARR” captures ARR relating to traditional maintenance attached to perpetual licenses. "Subscription plan ARR" captures ARR relating to term-based product subscriptions, cloud service offerings, and flexible enterprise business arrangements. Refer to the definition of recurring revenue below for more details on what is included within ARR. Recurring revenue acquired with the acquisition of a business may cause variability in the comparison of this calculation.

ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Annualized Revenue Per Subscription (ARPS): Is calculated by dividing our annualized recurring revenue by total subscriptions.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

License and Other Revenue: Represents (1) perpetual license revenue and (2) other revenue. Perpetual license revenue includes software license revenue from the sale of perpetual licenses, and Creative Finishing. Other revenue includes revenue such as standalone consulting and training, and is recognized over time as the services are performed.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally between one and three years.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans and revenue from our subscription plan offerings. It excludes subscription revenue related to consumer product offerings, select Creative Finishing product offerings, education offerings, and third party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and enterprise business agreements (EBAs). Subscriptions represent a hybrid of desktop and SaaS functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription Revenue: Includes subscription fees from term-based product subscriptions, flexible enterprise business arrangements and all other services as part of a bundled subscription agreement accounted for as a single unit of accounting. (i.e. cloud services, maintenance, and consulting).

Total Subscriptions: Consists of subscriptions from our maintenance plans and subscription plan offerings that are active and paid as of the quarter end date. For certain cloud service offerings and flexible enterprise business arrangements, subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the comparison of this calculation.

Unbilled deferred revenue: Unbilled deferred revenue represents contractually stated or committed orders under multi-year billing plans for subscription, services, license and maintenance for which the associated revenue has not been recognized and the customer has not been invoiced. Unbilled deferred revenue is not included on our Consolidated Balance Sheet until invoiced to the customer.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Restructuring” and “Business Outlook” above, statements about the impacts of our business model transition, statements about the impact of foreign currency exchange hedges, and statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: failure to successfully manage transitions to new business models and markets, including: the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; the success of our restructuring activities; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; any imposition of tariffs or trade barriers; the impact of non-cash charges on our financial results; failure to maintain our revenue growth and profitability; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our annual effective tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2017 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2017, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2017 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per share, and non-GAAP diluted shares used in per share calculation. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, CEO transition costs, restructuring (benefits) charges and other facility exit costs, amortization of developed technology, amortization of purchased intangibles, gain and loss on strategic investments and dispositions, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended October 31,		Nine Months Ended October 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

GAAP cost of maintenance and subscription revenue	$53.9	$46.8	$161.6	$140.2
Stock-based compensation expense	(2.9)	(2.2)	(8.5)	(6.2)
Non-GAAP cost of maintenance and subscription revenue	$51.0	$44.6	$153.1	$134.0

GAAP cost of license and other revenue	$19.6	$24.3	$56.0	$86.8
Stock-based compensation expense	(1.0)	(1.3)	(3.1)	(4.1)
Non-GAAP cost of license and other revenue	$18.6	$23.0	$52.9	$82.7

GAAP amortization of developed technology	$4.0	$10.4	$12.7	$32.0
Amortization of developed technology	(4.0)	(10.4)	(12.7)	(32.0)
Non-GAAP amortization of developed technology	$—	$—	$—	$—

GAAP gross profit	$437.8	$408.1	$1,272.5	$1,293.2
Stock-based compensation expense	3.9	3.5	11.6	10.3
Amortization of developed technology	4.0	10.4	12.7	32.0
Non-GAAP gross profit	$445.7	$422.0	$1,296.8	$1,335.5

GAAP marketing and sales	$272.5	$255.0	$785.8	$738.9
Stock-based compensation expense	(27.7)	(24.2)	(80.1)	(69.0)
Non-GAAP marketing and sales	$244.8	$230.8	$705.7	$669.9

GAAP research and development	$191.8	$192.6	$573.3	$579.1
Stock-based compensation expense	(20.1)	(20.9)	(61.7)	(60.0)
Non-GAAP research and development	$171.7	$171.7	$511.6	$519.1

GAAP general and administrative	$68.8	$70.4	$225.1	$213.7
Stock-based compensation expense	(13.4)	(8.0)	(29.5)	(23.2)
CEO transition costs (1)	—	—	(21.6)	—
Non-GAAP general and administrative	$55.4	$62.4	$174.0	$190.5

GAAP amortization of purchased intangibles	$4.7	$6.8	$15.3	$22.5
Amortization of purchased intangibles	(4.7)	(6.8)	(15.3)	(22.5)
Non-GAAP amortization of purchased intangibles	$—	$—	$—	$—

GAAP restructuring (benefits) charges and other facility exit costs, net	$—	$3.2	$0.2	$71.5
Restructuring (benefits) charges and other facility exit costs, net	—	(3.2)	(0.2)	(71.5)
Non-GAAP restructuring (benefits) charges and other facility exit costs, net	$—	$—	$—	$—

GAAP operating expenses	$537.8	$528.0	$1,599.7	$1,625.7
Stock-based compensation expense	(61.2)	(53.1)	(171.3)	(152.2)
Amortization of purchased intangibles	(4.7)	(6.8)	(15.3)	(22.5)
CEO transition costs (1)	—	—	(21.6)	—
Restructuring (benefits) charges and other facility exit costs, net	—	(3.2)	(0.2)	(71.5)
Non-GAAP operating expenses	$471.9	$464.9	$1,391.3	$1,379.5

GAAP Spend	$615.3	$609.5	$1,830.0	$1,884.7
Stock-based compensation expense	(65.1)	(56.6)	(182.9)	(162.5)
Amortization of developed technology	(4.0)	(10.4)	(12.7)	(32.0)
Amortization of purchased intangibles	(4.7)	(6.8)	(15.3)	(22.5)
CEO transition costs (1)	—	—	(21.6)	—
Restructuring (benefits) charges and other facility exit costs, net	—	(3.2)	(0.2)	(71.5)
Non-GAAP Spend	$541.5	$532.5	$1,597.3	$1,596.2

GAAP loss from operations	$(100.0)	$(119.9)	$(327.2)	$(332.5)
Stock-based compensation expense	65.1	56.6	182.9	162.5
Amortization of developed technology	4.0	10.4	12.7	32.0
Amortization of purchased intangibles	4.7	6.8	15.3	22.5
CEO transition costs (1)	—	—	21.6	—
Restructuring (benefits) charges and other facility exit costs, net	—	3.2	0.2	71.5
Non-GAAP (loss) income from operations	$(26.2)	$(42.9)	$(94.5)	$(44.0)

GAAP interest and other expense, net	$(11.2)	$(9.4)	$(31.8)	$(23.1)
Loss (gain) on strategic investments and dispositions	1.7	(0.4)	9.5	(0.6)
Non-GAAP interest and other expense, net	$(9.5)	$(9.8)	$(22.3)	$(23.7)

GAAP provision for income taxes	$(8.6)	$(13.5)	$(34.4)	$(53.1)
Discrete GAAP tax items	(2.5)	(9.0)	(10.2)	4.0
Income tax effect of non-GAAP adjustments	20.4	36.2	75.0	66.7
Non-GAAP benefit (provision) for income tax	$9.3	$13.7	$30.4	$17.6

GAAP net loss	$(119.8)	$(142.8)	$(393.4)	$(408.7)
Stock-based compensation expense	65.1	56.6	182.9	162.5
Amortization of developed technology	4.0	10.4	12.7	32.0

Amortization of purchased intangibles	4.7	6.8	15.3	22.5
CEO transition costs (1)	—	—	21.6	—
Restructuring (benefits) charges and other facility exit costs, net	—	3.2	0.2	71.5
Loss (gain) on strategic investments and dispositions	1.7	(0.4)	9.5	(0.6)
Discrete GAAP tax items	(2.5)	(9.0)	(10.2)	4.0
Income tax effect of non-GAAP adjustments	20.4	36.2	75.0	66.7
Non-GAAP net (loss) income	$(26.4)	$(39.0)	$(86.4)	$(50.1)

GAAP diluted net loss per share (2)	$(0.55)	$(0.64)	$(1.79)	$(1.83)
Stock-based compensation expense	0.30	0.25	0.83	0.73
Amortization of developed technology	0.02	0.05	0.06	0.14
Amortization of purchased intangibles	0.02	0.03	0.07	0.10
CEO transition costs (1)	—	—	0.09	—
Restructuring (benefits) charges and other facility exit costs, net	—	0.01	—	0.32
Loss (gain) on strategic investments and dispositions	0.01	—	0.05	—
Discrete GAAP tax items	(0.01)	(0.03)	(0.04)	0.02
Income tax effect of non-GAAP adjustments	0.09	0.15	0.34	0.30
Non-GAAP diluted net (loss) income per share (2)	$(0.12)	$(0.18)	$(0.39)	$(0.22)
____________________

(1)
CEO transition costs include stock-based compensation of $16.6 million related to the acceleration of eligible stock awards in the nine months ended October 31, 2017. CEO transition costs also include severance payments, legal fees incurred with the CEO transition and recruiting costs related to the search for a new CEO.

(2)	Net loss per share was computed independently for each of the periods presented; therefore the sum of the net loss per share amount for the quarters may not equal the total for the year.

	Q3 FY17	Q4 FY17	Q1 FY18	Q2 FY18	Q3 FY18
	(Unaudited)
GAAP gross margin	83%	83%	84%	85%	85%
Stock-based compensation expense	1%	1%	1%	1%	1%
Amortization of developed technology	2%	1%	1%	1%	1%
Non-GAAP gross margin	86%	85%	86%	87%	86%

Operating Expenses - GAAP	$528	$563	$527	$535	$538
Stock-based compensation expense	(53)	(56)	(55)	(55)	(61)
Amortization of purchased intangibles	(7)	(9)	(6)	(5)	(5)
CEO transition costs (1)	—	—	(11)	(11)	—
Restructuring charges and other facility exit costs, net	(3)	(9)	—	(1)	—
Operating Expenses - Non-GAAP (2)	$465	$489	$456	$464	$472

GAAP Spend	$610	$646	$605	$609	$615
Stock-based compensation expense	(57)	(59)	(59)	(59)	(65)
Amortization of developed technology	(10)	(8)	(5)	(4)	(4)
Amortization of purchased intangibles	(7)	(9)	(6)	(5)	(5)
CEO transition costs (1)	—	—	(11)	(11)	—
Restructuring charges and other facility exit costs, net	(3)	(9)	—	(1)	—
Non-GAAP Spend (2)	$533	$560	$525	$531	$542

GAAP operating margin	(24)%	(35)%	(25)%	(21)%	(19)%
Stock-based compensation expense	11%	12%	12%	12%	13%
Amortization of developed technology	2%	2%	1%	1%	1%
Amortization of purchased intangibles	1%	2%	1%	1%	1%
CEO transition costs	—%	—%	2%	2%	—%
Restructuring charges and other facility exit costs, net	1%	2%	—%	—%	—%
Non-GAAP operating margin (2)	(9)%	(17)%	(8)%	(6)%	(5)%

GAAP basic and diluted net loss per share	$(0.64)	$(0.78)	$(0.59)	$(0.66)	$(0.55)
Stock-based compensation expense	0.25	0.28	0.27	0.27	0.30
Amortization of developed technology	0.05	0.03	0.02	0.02	0.02
Amortization of purchased intangibles	0.03	0.04	0.03	0.02	0.02
CEO transition costs	—		0.04	0.05	—
Restructuring charges and other facility exit costs, net	0.01	0.04	—	—	—
Gain on strategic investments and dispositions	—	—	(0.03)	0.07	0.01
Discrete GAAP tax provision items	(0.03)	(0.04)	(0.03)	—	(0.01)
Income tax effect of non-GAAP adjustments	0.15	0.15	0.13	0.12	0.09
Non-GAAP basic and diluted net (loss) income per share	$(0.18)	$(0.28)	$(0.16)	$(0.11)	$(0.12)

GAAP diluted weighted average shares used in per share calculation	222.3	221.1	219.9	219.5	219.6
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	—	—	—
Non-GAAP diluted weighted average shares used in per share calculation	222.3	221.1	219.9	219.5	219.6
____________________

(1)
CEO transition costs include stock-based compensation of $16.6 million related to the acceleration of eligible stock awards in the nine months ended October 31, 2017. CEO transition costs also include severance payments, legal fees incurred with the CEO transition and recruiting costs related to the search for a new CEO.

(2)	Totals may not sum due to rounding.